UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2021

DYCOM INDUSTRIES, INC.

((Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 6, 2021, Dycom Industries, Inc. (the “Company”) appointed Daniel S. Peyovich as the Company’s Executive Vice President of Operations. Mr. Peyovich’s appointment is made in connection with the previously announced planned retirement of Timothy R. Estes as the Company’s Executive Vice President and Chief Operating Officer as a result of having met the mandatory retirement age pursuant to the Company’s By-laws. As required under the Company’s By-Laws, Mr. Estes is expected to retire as the Company’s Executive Vice President and Chief Operating Officer on the date of the Company’s Annual Meeting of Shareholders, which is currently anticipated to be in May 2021 (the “2021 Shareholder Meeting”). Mr. Peyovich will succeed Mr. Estes as the Company’s Chief Operating Officer following the 2021 Shareholder Meeting.

Prior to joining the Company, Mr. Peyovich, 45, was employed as President of the Northwest Division for Balfour Beatty Construction, a leading international infrastructure group engaged in the development, building and maintenance of complex infrastructure such as transportation, power and utility systems and commercial buildings. Mr. Peyovich holds a Bachelor’s degree in construction management from the University of Washington.

On January 6, 2021, the Company entered into an employment agreement with Mr. Peyovich (the “Employment Agreement”) whereby Mr. Peyovich will serve as Executive Vice President of Operations of the Company until the planned retirement of Timothy R. Estes. The Employment Agreement provides that Mr. Peyovich will become the Company’s Executive Vice President and Chief Operating Officer on the date of the 2021 Shareholder Meeting. The Employment Agreement has an initial term of three years, with automatic one-year extensions thereafter, unless notice of non-renewal is given by either party; provided that if there is a “change in control” of the Company at any time, including after a non-renewal notice, the term of the Employment Agreement automatically will be for two years from the date of the change in control.

The Employment Agreement provides for make-whole awards to Mr. Peyovich to replace existing cash and equity awards resulting from his former employment. The cash make-whole award is $900,000, with one-half of this amount being payable on the next regularly scheduled payroll date after January 6, 2021, and the remaining portion payable on the next regularly scheduled Company payroll date following the six-month anniversary of the Employment Agreement, subject to Mr. Peyovich’s continued employment on such date (the “Cash Make-Whole Award”). The equity make-whole award provides for Mr. Peyovich to receive a grant of time-based restricted stock units with an aggregate grant date fair value equal to $1,200,000, 25% of which will vest annually on each of the first four anniversaries of the grant date, subject to Mr. Peyovich’s continued employment on the applicable vesting dates (the “Equity Make-Whole Award”). Pursuant to the terms of the Employment Agreement, Mr. Peyovich will be reimbursed by the Company for certain expenses that he incurs in connection with his relocation to the Palm Beach Gardens, Florida area (the “Moving Expenses”). To the extent that reimbursement of the Moving Expenses is taxable as ordinary income to Mr. Peyovich, the Company will also reimburse his tax obligations arising out of such reimbursements. Mr. Peyovich will be required to repay the Moving Expenses, together with any amount reimbursed by the Company for his tax obligations in connection with the Moving Expenses, if his employment is terminated by the Company for cause, or if he resigns for any reason, prior to the first anniversary of the EmploymentAgreement.

During the term of the Employment Agreement, the Company will provide Mr. Peyovich with the following compensation and benefits: (i) an annual base salary of $625,000 (subject to increase by the Compensation Committee of the Board of Directors upon review in May 2021); (ii) an annual bonus in an amount determined in the sole discretion of the Company, with a target bonus opportunity of 80% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company, with a potential target award opportunity of 140% of his base salary; (iv) eligibility to participate in all employee benefit plans or programs of the Company and (v) expense reimbursement for out of pocket expenses as he may incur from time to time for and on behalf of the furtherance of the Company’s business.

In the event that the Company terminates Mr. Peyovich’s employment without cause and prior to a change in control of the Company, Mr. Peyovich will be entitled to a cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the target annual bonus for the fiscal year of his separation from service (the “Without Cause Severance Benefits”). If such a termination without cause occurs prior to payment of the second half of the Cash Make-Whole Award, Mr. Peyovich would also be entitled to that remaining unpaid installment. These Without Cause Severance Benefits will be payable in substantially equal monthly installments over the 24-month period following such termination. Mr. Peyovich will continue to be eligible to participate in the Company’s health and welfare plans for a period of two years following his termination of employment by the Company without cause (or a cash payment in lieu of if participation is not permitted), with such participation becoming secondary if Mr. Peyovich is eligible to participate in the employee benefit plans of a new employer. Any unvested portion of the Equity Make-Whole Award will vest in full, and be promptly settled, in the event of a termination of the Mr. Peyovich’s employment by the Company without cause or upon a resignation by Mr. Peyovich for good reason under certain circumstances that do not involve a change in control of the Company. If the Company terminates Mr. Peyovich’s employment for cause, he will not be entitled to any severance payments other than accrued and vested benefits as required by law.

If a change in control of the Company should occur and the Company terminates Mr. Peyovich’s employment without cause or Mr. Peyovich resigns his employment for good reason, Mr. Peyovich will be entitled to the (1) Without Cause Severance Benefits, (2) any remaining unpaid portion of the Cash Make-Whole Award and (3) a pro rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the target annual bonus for the fiscal year of his separation from service, multiplied by a fraction equal to the number of days employed during the year divided by 365. These amounts will be payable in a single lump sum within five days following such termination or resignation. Mr. Peyovich also will continue to participate in the Company’s health and welfare plans for a period of two years following his termination or resignation (or receive a cash payment in lieu of participation if participation is not permitted), with such participation becoming secondary if Mr. Peyovich is eligible to participate in the employee benefit plans of a new employer. In addition, all outstanding equity awards held by Mr. Peyovich at the time of his resignation of employment with the Company for good reason or his termination of employment by the Company without cause on or following a change in control will fully and immediately vest with performance-based awards vesting at target.

If any severance payment or other payments due to Mr. Peyovich would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Peyovich will receive either (i) the full amount of the payments or (ii) the greatest amount of the payments such that no portion is subject to the excise tax (taking into account Mr. Peyovich’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Payment of severance under the Employment Agreement is contingent upon Mr. Peyovich’s execution and delivery of a general waiver and release of claims against the Company. Mr. Peyovich is subject to a five-year confidentiality covenant and non-competition and non-solicitation covenants that apply for one-year following his separation from service. Mr. Peyovich is also subject to an assignment of inventions and developments agreement. The Employment Agreement also provides for arbitration in the event of any dispute or controversy arising out of the Employment Agreement or Mr. Peyovich’s employment with the Company.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Mr. Peyovich does not have any family relationship with any of the Company’s executive officers or directors and is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

10.1       Employment Agreement by and between Dycom Industries, Inc. and Daniel S. Peyovich, dated as of January 6, 2021.

104        Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2021

DYCOM INDUSTRIES, INC. (Registrant)

By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary